Filed with the Securities and Exchange Commission on April 17, 2026.

Registration No. 333-[_____]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DSS, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	2650	16-1229730
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

275 Wiregrass Pkwy

Henrietta, New York 14586

(585) 325-3610

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Grady

Interim Chief Executive Officer

DSS, Inc.

275 Wiregrass Pkwy

Henrietta, New York 14586

(585) 325-3610

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darrin M. Ocasio, Esq. Sharon Caroll, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 26th Floor New York, NY 10036 Telephone: +1-212-930-9700	Anthony W. Basch, Esq. J. Britton Williston, Esq. Benming Zhang, Esq. Two James Center, 14th Floor 1021 East Cary Street Richmond, VA 23219 Telephone: (804) 771-5700

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated April [_], 2026

DSS, INC.

$8,000,000

Up to 8,333,333 Shares of Common Stock

Up to 8,333,333 Pre-Funded Warrants

Up to 8,333,333 Shares of Common Stock Underlying the Pre-Funded Warrants

This is a “reasonable best efforts” offering of 8,333,333 shares of common stock, par value $0.02 per share (“Common Stock”), of DSS, Inc. (the “Company,” “DSS,” the “registrant,” “we,” “our” or “us”) based on an assumed offering price of $0.96 per share (the closing price of the Company’s Common Stock on the NYSE American on April 15, 2026).

We are also offering the opportunity to purchase, if the purchaser so chooses and in lieu of shares, up to 8,333,333 pre-funded warrants (the “Pre-Funded Warrants”) to purchasers whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this offering. The purchase price of each Pre-Funded Warrant is equal to the price per share being sold to the public in this offering, minus $0.00001, and the exercise price of each Pre-Funded Warrant is $0.00001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

Pursuant to the registration statement related to this prospectus, we are also registering the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants.

For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis.

The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the Securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the Securities we are offering, and the Placement Agent is not required to arrange the purchase or sale of any specific number of Securities or dollar amount. We have agreed to pay to the Placement Agent the fees set forth in the table below, which assumes that we sell all of the Securities offered by this prospectus. See “Plan of Distribution” for more information regarding these arrangements.

The actual public offering price per share will be determined between us and Aegis Capital Corp. (“Aegis” or the “Placement Agent”). Our shares of Common Stock are currently listed on the NYSE American (“NYSE”) under the symbol “DSS.” The closing price of our shares of Common Stock on the NYSE American on April 15, 2026, was $0.96 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus before you make an investment in our securities.

	Per share of common stock	Per pre-funded warrant	Total
Assumed Public Offering Price (1) (2)	$	$	$
Placement Agent fees (3) (4)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Calculated based on an assumed offering price of $0.96, which represents the closing sales price on the NYSE American of the registrant’s common stock on April 15, 2026. This amount will decrease by $0.00001 for each Pre-Funded Warrant sold in this offering.

(2)	The public offering price corresponds to (x)(i) a public offering price per share of $0.96 and (y)(i) a public offering price per Pre-Funded Warrant of $0.95999.

(3)	The Placement Agent fees shall equal seven percent (7.0%) of the gross proceeds of the securities sold by us in this offering, plus a non-accountable expense allowance equal to one percent (1.0%) of the aggregate gross proceeds raised in the offering.

(4)	The Placement Agent will receive compensation in addition to the placement agent fees described above. See “Plan of Distribution” for a description of compensation payable to the Placement Agent.

Because there is no minimum offering amount required as a condition to closing in this offering the actual public amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent the placement agent fees set forth in the table above and to provide certain other compensation to the Placement Agent. See “Plan of Distribution” beginning on page 19 of this prospectus for more information regarding these arrangements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Aegis Capital Corp.

The date of this prospectus is April [__], 2026.

You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the Placement Agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Placement Agent are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the applicable document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the Placement Agent has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus and any such free writing prospectus outside of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus (as it may be supplemented or amended) and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above, as well as the risk factors referred to on page 6 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this prospectus carefully, including the “Risk Factors” contained in this prospectus and incorporated by reference herein, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes and the other documents incorporated by reference into this prospectus.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus or the documents incorporated by reference herein and therein to the “Company,” DSS,” “we,” “us” and “our” refer to DSS, Inc. and its subsidiaries.

Company Overview

DSS, Inc. (together with its consolidated subsidiaries, referred to herein as “DSS,” “we,” “us,” “our,” or the “Company”) is a multi-segment operating company focused on packaging, biotechnology, financial services, and investment platform businesses. The Company operates through four principal business segments: Product Packaging, Biotechnology, Commercial Lending, and Securities and Investment Management. Through these segments, the Company seeks to develop and operate businesses across industries where management believes opportunities exist to create long-term shareholder value through operational growth, strategic partnerships, and the development or acquisition of complementary business platforms.

The Company was originally incorporated in the State of New York in May 1984 and historically conducted business under the name Document Security Systems, Inc. On September 16, 2021, the Company’s board of directors approved an agreement and plan of merger with its wholly owned subsidiary, DSS, Inc., a New York corporation incorporated in August 2020, for the sole purpose of effecting a corporate name change from Document Security Systems, Inc. to DSS, Inc. The merger became effective on September 30, 2021, at which time the Company adopted the name DSS, Inc. while maintaining its existing NYSE American LLC trading symbol “DSS”.

The Company’s Product Packaging segment is conducted primarily through its wholly owned subsidiary Premier Packaging Corporation, headquartered in Rochester, New York, which operates in the paperboard folding carton and consumer product packaging markets and provides customized packaging solutions to customers primarily throughout the United States.

The Company’s Biotechnology segment includes biotechnology investment and development initiatives conducted through DSS BioHealth Security, Inc., as well as the Company’s controlling ownership interest in Impact BioMedical Inc., a biotechnology company whose common stock is publicly traded on the NYSE American under the ticker symbol “IBO.” Impact BioMedical operates as a separate publicly traded entity with its own management, operations, and reporting obligations.

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The Company’s Commercial Lending segment operates through American Pacific Financial, Inc., which provides financing solutions including commercial lines of credit, land development financing, inventory financing, equipment financing, equipment leasing, and third-party loan servicing.

The Company’s Securities and Investment Management segment focuses on developing and managing interests in securities brokerage, investment management, and related financial services platforms. This segment includes Sentinel Brokers Company, Inc., a majority-owned subsidiary and FINRA-registered broker-dealer. In April 2025, Sentinel received approval from the Financial Industry Regulatory Authority (“FINRA”) to act as an underwriter and selling group member for corporate securities offerings, enabling the Company to participate more directly in capital markets transactions through broker-dealer and underwriting activities.

Recent Developments

The following summarizes certain transactions, investments, and corporate developments reported by DSS since September 2024:

September 16, 2024 – Impact BioMedical Inc., a subsidiary of DSS, commenced trading on the NYSE American under the ticker symbol “IBO.” Impact BioMedical operates as a biotechnology company focused on developing and commercializing intellectual property related to therapeutic drug platforms, alternative sweetener compounds, fragrance-based compounds, and other technologies within the healthcare and life sciences sectors.

February 3, 2025 – DSS, Inc. issued a Letter to Shareholders outlining management’s strategic priorities for 2025, including initiatives focused on operational efficiency, portfolio optimization, capital allocation discipline, and long-term value creation.

February 26, 2025 – DSS, Inc. announced the sale of its Celios® air purification asset to Impact BioMedical Inc. in an all-equity transaction valued at approximately $1.15 million. The transaction was completed as part of the Company’s efforts to streamline its portfolio and align certain technologies with its biotechnology platform.

April 24, 2025 – Sentinel Brokers Company, Inc., a majority-owned subsidiary of DSS and a FINRA-registered broker-dealer, received approval from the Financial Industry Regulatory Authority (“FINRA”) to act as an underwriter and selling group member for corporate securities offerings, including initial public offerings and follow-on offerings.

May 22, 2025 – DSS reported financial results for the first quarter ended March 31, 2025. The Company reported year-over-year revenue growth, increased printed product sales within its Product Packaging segment, increased rental income from its real estate portfolio, and the completion of the sale of its Plano, Texas facility for $9.5 million. The Company indicated that a portion of the proceeds from the sale was used to reduce outstanding debt.

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June 24, 2025 – Impact BioMedical Inc. announced that it entered into a definitive merger agreement with Dr. Ashleys Limited, a Cayman Islands exempted company. The proposed transaction was structured as a reverse merger and, if consummated, is expected to result in a combined public entity listed on the NYSE American.

August 18, 2025 – Impact BioMedical Inc. announced the issuance of a United States patent related to its 3F™ intellectual property portfolio, expanding patent protection associated with technologies related to insect repellent and antimicrobial applications.

March 2026 – DSS disclosed that the closing of the proposed Dr. Ashleys Limited transaction remains subject to certain regulatory approvals and other closing conditions. The parties have agreed to extend the outside closing date of the transaction to July 1, 2026, and management continues to evaluate the status of the transaction.

Reporting Segments

The Company evaluates its operations based on four reportable segments: Product Packaging, Commercial Lending, Biotechnology, and Securities and Investment Management.

Product Packaging: The Product Packaging segment operates through the Company’s wholly owned subsidiary Premier Packaging Corporation (“Premier”), which provides custom packaging and printing services to clients in the pharmaceutical, nutraceutical, consumer goods, beverage, specialty foods, confections, photo packaging, and direct marketing industries, among others. Premier produces a variety of printed and paperboard products, including folding cartons, mailers, photo sleeves, and other packaging materials used for product distribution and branding. Premier also provides document security printing services and produces printed materials such as security paper, vital records, prescription paper, birth certificates, receipts, identification materials, entertainment tickets, secure coupons, and parts tracking forms. In addition, the segment supports research and development efforts related to security printing, brand protection, consumer engagement technologies, and related solutions.

Commercial Lending: The Commercial Lending segment operates primarily through American Pacific Financial, Inc. (“APF”), which provides financing solutions to commercial borrowers. APF offers financial services including commercial lines of credit, land development financing, inventory financing, equipment financing, equipment leasing, and third-party loan servicing. Through this platform, the Company seeks to provide financing and related financial services designed to support the operational and growth needs of commercial enterprises across a range of industries.

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Biotechnology: The Biotechnology segment focuses on biotechnology investment, research, and development initiatives intended to address unmet medical needs and advance technologies related to human health and wellness. This segment includes activities related to the research, development, and commercialization of technologies associated with drug discovery, including those targeting neurological, oncological, and immune-related diseases. Biotechnology initiatives within the Company also include research involving alternative sweetener compounds and functional fragrance formulations that may have potential applications within healthcare and industrial sectors.

Securities and Investment Management: The Securities and Investment Management segment was established to develop and manage the Company’s interests in securities brokerage, investment management, and related financial services platforms. The segment focuses on acquiring, developing, and operating businesses involved in securities trading, capital markets activities, and investment management services. Key activities within this segment include broker-dealer operations, investment advisory services, and participation in financial services platforms and investment vehicles. The segment includes interests in entities such as Sentinel Brokers Company, Inc., a registered broker-dealer that facilitates institutional trading activities and participates in corporate securities offerings, American Medical REIT (“AMRE”) and its management company AMRE Asset Management, Inc. (“AAMI”), which were established to pursue medical real estate investment opportunities, and BMI Capital International, LLC, a corporate finance advisory firm providing services including capital raising, corporate finance consulting, and related advisory services.

Through these platforms, the Securities and Investment Management segment seeks to participate in financial services activities including securities brokerage, investment advisory services, capital markets transactions, and real estate investment opportunities.

Stock Listing

Our common stock is listed on The NYSE American LLC under the symbol “DSS”.

Corporate Information

Our principal executive offices are located at 275 Wiregrass Pkwy, Henrietta, NY 14586, USA. Our telephone number is +1-585-325-3610. Our corporate website is www.dssworld.com. Information contained in or accessible through our website is not part of this prospectus.

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus and the documents incorporated by reference in their entirety, including the “Risk Factors” included in this prospectus and incorporated by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus.

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THE OFFERING

Common stock offered by us	8,333,333 shares of Common Stock based on an assumed public offering price of $0.96 per share.

Pre-Funded Warrants	We are also offering to investors that would otherwise result in the investor’s beneficial ownership exceeding 4.99% of our outstanding shares of Common Stock immediately following the consummation of this offering the opportunity to invest in Pre-Funded Warrants to purchase one share of Common Stock in lieu of one share of Common Stock. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the shares of Common Stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of Common Stock. The purchase price of each Pre-Funded Warrant will be equal to the price per one share of Common Stock, minus $0.00001, and the exercise price of each Pre-Funded Warrant will equal $0.00001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis.

Assumed Public Offering Price	$0.96 per share

Shares of Common Stock Outstanding before this Offering	10,042,518

Shares of Common Stock Outstanding after this Offering	18,375,851 shares of Common Stock, assuming that no Pre-Funded Warrants are issued or exercised.

Use of Proceeds	We currently expect to use the net proceeds for working capital and general corporate purposes. For additional information please refer to the section entitled “Use of Proceeds.”

Placement Agent Compensation	The Placement Agent will receive a cash placement fee equal to 7.0% of the gross proceeds from the sale of securities in the offering, plus a non-accountable expense allowance equal to 1.0% of the aggregate gross proceeds raised in the offering. We will also reimburse the Placement Agent for its reasonable legal fees and other out-of-pocket expenses up to $100,000. See “Plan of Distribution.”

Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and the other information included in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

NYSE American symbol	DSS

The number of shares of our common stock to be outstanding upon completion of this offering is based on 10,042,518 shares of our common stock outstanding as of April 15, 2026, and excludes:

●	595,349 shares of common stock issuable if conversion feature associated with convertible promissory note with Alset, Inc is exercised at an exercise price of $0.86 per share;

●	3,310,811 shares of common stock issuable if conversion feature associated with convertible promissory note with Alset International Limited is exercised at an exercise price of $0.74 per share;

●

16,554,055 shares of common stock issuable upon exercise of warrants issued in connection with the convertible promissory note with Alset International Limited at an exercise price of $0.93 per share; and

●	673,436 shares of common stock reserved and available for issuance under our equity compensation plans.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Common Stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

In the course of conducting our business operations, we are exposed to a variety of risks. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of our securities could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our business is influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition. Before making an investment decision about our common stock, you should carefully consider the specific factors set forth under the caption “Risk Factors” in this prospectus and in our periodic and current reports filed with the SEC that are incorporated by reference herein (including the “Risk Factors” set forth in our Annual Report on Form 10-K filed with the SEC on March 31, 2026), together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus in light of your particular investment objectives and financial circumstances.

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations in the future. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of these risks occur, our business, results of operations or financial condition could suffer, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

The value of our intangible assets and investments may not be equal to their carrying values.

As of December 31, 2025, we had approximately $17.0 million of net intangible assets. Approximately $17.0 million is associated with Impact Biomedical, Inc. The Company has completed valuations for certain developed technology assets acquired in the transaction as well as the non-controlling interest portion of Impact BioMedical, Inc. and its subsidiaries. If licensing efforts are not successful, the values of these assets could be reduced. We are required to evaluate the carrying value of such intangibles and goodwill and the fair value of investments whenever events or changes in circumstances indicate that the carrying value of an intangible asset, including goodwill, and investment may not be recoverable. If any of our intangible assets, goodwill or investments are deemed to be impaired then it will result in a significant reduction of the operating results in such period.

We have secured indebtedness, and a potential risk exists that we may be unable to satisfy our obligations to pay interest and principal thereon when due or negotiate acceptable extensions or settlements.

We have outstanding indebtedness (described below), most of which is secured by assets of various DSS subsidiaries and guaranteed by the Company. Given our history of operating losses and our cash position, there is a risk that we may not be able to repay indebtedness when due. If we were to default on any of our other indebtedness that require payments of cash to settle such default and we do not receive an extension or a waiver from the creditor and the creditor were to foreclose on the secured assets, it could have a material adverse effect on our business, financial condition, and operating results.

As of December 31, 2025, we had the following significant amounts of outstanding indebtedness:

● Premier Packaging entered into master loan and security agreement (“BOA Note”) with Bank of America, N.A. (“BOA”) to secure financing approximating $3,710,000 to purchase a new Heidelberg XL 106-7+L printing press. The aggregate principal balance outstanding under the BOA Note shall bear interest at a variable rate on or before the loan closing. As of December 31, 2025, the outstanding principal on the BOA Note was $1,916,000 and had an interest rate of 4.63%. As of December 31, 2025, $544,000 was included in the current portion of long-term debt, net, and the remaining balance of approximately $1,372,000 recorded as long-term debt. The BOA Note contains certain covenants that are analyzed annually. As of December 31, 2025, Premier is in compliance with these covenants.

● Premier Packaging entered into a loan and security agreement with Bank of America for the principal amount of $790,000 and shall accrued interest at the rate of 7.44%. Principal and interest shall be repaid in the approximate amount of $14,000 through March 2029. This loan is collateralized by a Bobst Model Novacut and is guaranteed by DSS, Inc. As of December 31, 2025, the outstanding principal and interest approximates $482,000 of which $132,000 was included in the current portion of long-term debt, net, and the remaining balance of approximately $350,000 recorded as long-term debt.

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● AMRE Shelton, LLC., (“AMRE Shelton”) a subsidiary of AMRE, entered into a loan agreement (“Shelton Agreement”) with Patriot Bank, N.A. (“Patriot Bank”) in an amount up to $6,155,000, with the amount financed approximating $5,105,000. The Shelton Agreement contains monthly payments of principal and an initial interest of 4.25%. The interest will be adjusted commencing on July 1, 2026 and continuing for the next succeeding 5-year period shall be determined one month prior to the change date and shall be an interest rate equal to two hundred fifty (250) basis points above the Federal Home Loan Bank Boston 5-Year/25-Year amortizing advance rate, but in no event less than 4.25% for the term of 120 months with a balloon payment approximating $2,829,000 due at term end. The net book value of these assets as of December 31, 2025 approximated $6,231,000. As of December 31, 2025, the outstanding principal and interest approximates $4,231,000. As of December 31, 2025, $226,000 was included in the current portion of long-term debt, net, and the remaining balance of approximately $4,005,000 recorded as long-term debt on the accompanying consolidated balance sheet.

● $3,000,000 loan agreement with BMI Capital Partners International Limited (“BMIC International”) (“BMIC International Loan”), between LVAM and BMIC International with interest to be charged at a variable rate to be calculated at the maturity date. The BMIC International Loan matured on October 12, 2022 and both parties agree based on the language of the loan documents that the loan will keep extending an additional 3 months until either party cancels the extension. As of December 31, 2025, the outstanding principal and interest approximated $33,000 and is included in current portion of long-term debt, net on the accompanying balance sheet.

● $3,000,000 loan agreement with Lee Wilson Tsz Kin (“Wilson Loan”) between LVAM and Wilson with interest to be charged at a variable rate to be calculated at the maturity date. The Wilson Loan matured on October 12, 2022 and both parties agree based on the language of the loan documents that the loan will keep extending an additional 3 months until either party cancels the extension. As of December 31, 2025, the outstanding principal and interest approximated $145,000 and is included in current portion of long-term debt, net on the accompanying balance sheet.

● AMRE LifeCare entered into a loan agreement (“LifeCare Agreement”) with Pinnacle Bank, (“Pinnacle Bank”) in the amount of $40,300,000. The LifeCare Agreement supported the acquisition of three medical facilities located in Fort Worth, Texas, Plano, Texas, and Pittsburgh, Pennsylvania for a purchase price of $62,000,000. The LifeCare Agreement has a variable interest rate which equated to 8.12% on December 31, 2025. The net book value of these assets as of December 31, 2025 approximated $12,338,000. The outstanding principal and interest approximated $37,000,000 and is included in current portion of long-term debt, net on the accompanying balance sheet. This note is in default and is due as of the date of this filing.

● DSS issued a $500,000 convertible promissory note to Alset, Inc. (“holder”), the Company’s largest shareholder and a related party, bearing interest at Prime (6.75% at December 31, 2025). The first 12 months’ interest is to be paid in shares of the Company; thereafter, interest is prepaid annually in cash or shares at the holder’s election. The note is convertible at the holder’s option at a fixed $0.86 per share, is payable on demand (or July 31, 2028 if not demanded) and may be redeemed by the Company on or after the first anniversary. The outstanding principal and interest, approximates $512,000 and is included in Convertible note payable, related party on the accompanying consolidated balance sheet at December 31, 2025.

● $2,450,000 convertible promissory note (the “AIL Note”) and warrants to purchase 16,554,055 shares of DSS common stock (the “Warrants”) with Alset International Limited (“AIL”). The AIL Note will bear a simple interest rate of 3% per annum. Under the terms of the AIL Note, AIL may convert any outstanding principal and interest into shares of DSS common stock at $0.74 per share upon notice prior to maturity of the AIL Note five (5) years from the date of thereof. The Warrants to be issued to AIL are to purchase up to 16,554,055 shares of DSS common stock at an exercise price of $0.93 per share. The Warrants expire on their fifth anniversary.

A significant amount of our revenue is derived from one customer.

As of December 31, 2025, one customer accounted for approximately 29% of our consolidated revenue. As of December 31, 2025, five customers accounted for 19%, 18%, 13%, 12% and 11% of our trade accounts receivable balance. If we were to lose this customer or if the amount of business we do with this customer declines significantly, our business would be adversely affected. As of December 31, 2024, two customers accounted for approximately 22% and 13% of our consolidated revenue and these two customers accounted for approximately 29% and 20% of our consolidated trade accounts receivable balance.

We may face intellectual property infringement or other claims against us, our customers or our intellectual property that could be costly to defend and result in our loss of significant rights.

Although we have received patents with respect to certain of our core business technologies, there can be no assurance that these patents will afford us any meaningful protection. Although we believe that our use of the technology and products we have developed, and other trade secrets used in our operations do not infringe upon the rights of others, our use of the technology and trade secrets we developed may infringe upon the patents or intellectual property rights of others. In the event of infringement, we could, under certain circumstances, be required to obtain a license or modify aspects of the technology and trade secrets we developed or refrain from using the same. We may not be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on our operations and our financial condition. Moreover, if the patents, technology, or trade secrets we developed or use in our business are deemed to infringe upon the rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on our operations and our financial condition. As we continue to market our products, we could encounter patent barriers that are not known today. A patent search may not disclose all related applications that are currently pending in the United States Patent Office, and there may be one or more such pending applications that would take precedence over any or all of our applications.

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Furthermore, third parties may assert that our intellectual property rights are invalid, which could result in significant expenditures by us to refute such assertions. If we become involved in litigation, we could lose our proprietary rights, be subject to damages and incur substantial unexpected operating expenses. Intellectual property litigation is expensive and time-consuming, even if the claims are subsequently proven unfounded, and could divert management’s attention from our business. If there is a successful claim of infringement, we may not be able to develop non-infringing technology or enter into royalty or license agreements on acceptable terms, if at all. If we are unsuccessful in defending claims that our intellectual property rights are invalid, we may not be able to enter into royalty or license agreements on acceptable terms, if at all.

Certain of our recently developed products are not yet commercially accepted and there can be no assurance that those products will be accepted, which would adversely affect our financial results.

We’ve acquired several patents in the bio-health field through our acquisition if Impact Biomedical, Inc. Our business plan includes plans to incur significant marketing, intellectual property development and sales costs for the bio-health related products. If we are not able to develop and sell these new products, our financial results will be adversely affected.

The results of our research and development efforts are uncertain and there can be no assurance of the commercial success of our products.

We believe that we will need to continue to incur research and development expenditures to remain competitive. The products we are currently developing or may develop in the future may not be technologically successful. In addition, the length of our product development cycle may be greater than we originally expected, and we may experience delays in future product development. If our resulting products are not technologically successful, they may not achieve market acceptance or compete effectively with our competitors’ products.

The markets in which we operate are highly competitive, and we may not be able to compete effectively, especially against established industry competitors with greater market presence and financial resources.

Our markets are highly competitive and characterized by rapid technological change and product innovations. Our competitors may have advantages over us because of their longer operating histories, more established products, greater name recognition, larger customer bases, and greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to the promotion and sale of their products. Competition may also force us to decrease the price of our products and services. We cannot assure you that we will be successful in developing and introducing new technology on a timely basis, new products with enhanced features, or that these products, if introduced, will enable us to establish selling prices and gross margins at profitable levels.

If we are unable to respond to regulatory or industry standards effectively, our growth and development could be delayed or limited.

Our future success will depend in part on our ability to enhance and improve the functionality and features of our products and services in accordance with regulatory or industry standards. Our ability to compete effectively will depend in part on our ability to influence and respond to emerging industry governmental standards in a timely and cost-effective manner. If we are unable to influence these or other standards or respond to these or other standards effectively, our growth and development of various products and services could be delayed or limited.

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Breaches in security, whether cyber or physical, and other disruptions and/or our inability to prevent or respond to such breaches, could diminish our ability to generate revenues or contain costs, compromise our assets, and negatively impact our business in other ways.

We face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical and cyber security. Our information technology networks and related systems are critical to the operation of our business and essential to our ability to successfully perform day-to-day operations. The risks of a security breach, cyber-attack, cyber intrusion, or disruption, particularly through actions taken by computer hackers, foreign governments and cyber terrorists, have increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Although we have acquired and developed systems and processes designed to protect our proprietary and/or classified information, they may not be sufficient and the failure to prevent these types of events could disrupt our operations, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, and weaken our results of operations and liquidity.

Our investments in Asia are subject to unique risks and uncertainties, including tariffs and trade restrictions.

Our investment in Alset International Limited, presents risks including, but not limited to, changes in share price of investments, changes in local regulatory requirements, changes in labor laws, local wage laws, environmental regulations, taxes and operating licenses, compliance with U.S. regulatory requirements, including the Foreign Corrupt Practices Act, uncertainties as to application and interpretation of local laws and enforcement of contract and intellectual property rights, currency restrictions, currency exchange controls, fluctuations of currency, and currency revaluations, eminent domain claims, civil unrest, power outages, water shortages, labor shortages, labor disputes, increase in labor costs, rapid changes in government, economic and political policies, political or civil unrest, acts of terrorism, or the threat of boycotts, other civil disturbances and the possible impact of the imposition of tariffs as a result of the tariff dispute between the U.S. and China as well as any retaliating trade policies or restrictions. Any such disruptions could depress our earnings and have other material adverse effects on our business, financial condition and results of operations.

Future growth in our business could make it difficult to manage our resources.

Future business expansion could place a significant strain on our management, administrative and financial resources. Significant growth in our business may require us to implement additional operating, product development and financial controls, improve coordination among marketing, product development and finance functions, increase capital expenditures and hire additional personnel. There can be no assurance that we will be able to successfully manage any substantial expansion of our business, including attracting and retaining qualified personnel. Any failure to properly manage our future growth could negatively impact our business and operating results.

If we fail to retain certain of our key personnel and attract and retain additional qualified personnel, we might not be able to remain competitive, continue to expand our technology or pursue growth.

Our future success depends upon the continued service of certain of our executive officers and other key personnel who possess longstanding industry relationships and technical knowledge of our products and operations. Although we believe that our relationship with these individuals is positive, there can be no assurance that the services of these individuals will continue to be available to us in the future. There can be no assurance that these persons will agree to continue to be employed by us after the expiration dates of their current contracts.

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We have identified weaknesses in our internal control over financial reporting structure; any material weaknesses may cause errors in our financial statements that could require restatements of our financial statements and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K. We have had previously identified weaknesses in our internal control over financial reporting following management’s annual assessment of internal controls over financial reporting and, as a result of that assessment, management had concluded our controls associated may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

We do not intend to pay cash dividends.

We do not intend to declare or pay cash dividends on our common stock in the foreseeable future. We anticipate that we will retain any earnings and other cash resources for investment in our business. The payment of dividends on our common stock is subject to the discretion of our board of directors and will depend on our operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that our board of directors deems relevant.

We may seek to develop additional new inventions and intellectual property, which would take time and would be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

Part of our business may include the development of new inventions and intellectual property that we would seek to monetize. However, this aspect of our business would likely require significant capital and would take time to achieve. Such activities could also distract our management team from our present business initiatives, which could have a material and adverse effect on our business. There is also the risk that these initiatives would not yield any viable new inventions or technology, which would lead to a loss of our investments in time and resources in such activities.

In addition, even if we are able to develop new inventions, in order for those inventions to be viable and to compete effectively, we would need to develop and maintain, and we would heavily rely on, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property we may develop principally including the following:

● patent applications we may file may not result in issued patents or may take longer than we expect to result in issued patents;

● we may be subject to interference proceedings;

● we may be subject to opposition proceedings in the U.S. or foreign countries;

● any patents that are issued to us may not provide meaningful protection;

● we may not be able to develop additional proprietary technologies that are patentable;

● other companies may challenge patents issued to us;

● other companies may design around technologies we have developed; and

● enforcement of our patents may be complex, uncertain and very expensive.

We cannot be certain that patents will be issued as a result of any future applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that it will be the first to make our additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may license or otherwise monetize, our rights will depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material and adverse effect on our business.

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Moreover, patent application delays could cause delays in recognizing revenue from our internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Changes in the laws and regulations to which we are subject may increase our costs.

We are subject to numerous laws and regulations, including, but not limited to, environmental and health and welfare benefit regulations, as well as those associated with being a public company. These rules and regulations may be changed by local, state, provincial, national or foreign governments or agencies. Such changes may result in significant increases in our compliance costs. Compliance with changes in rules and regulations could require increases to our workforce, and could result in increased costs for services, compensation and benefits, and investment in new or upgraded equipment.

Declines in general economic conditions or acts of war and terrorism may adversely impact our business.

Demand for printing services is typically correlated with general economic conditions. The prolonged decline in United States economic conditions associated with the great recession adversely impacted our business and results of operations and may do so again. The overall business climate of our industry may also be impacted by domestic and foreign wars or acts of terrorism, which events may have sudden and unpredictable adverse impacts on demand for our products and services.

If we fail to comply with the continued listing standards of the NYSE American LLC Exchange, it may result in a delisting of our common stock from the exchange.

Our common stock is currently listed for trading on the NYSE American LLC Exchange (“NYSE American”), and the continued listing of our common stock on the NYSE American is subject to our compliance with a number of listing standards.

If our common stock were no longer listed on the NYSE American, investors might only be able to trade our shares on the OTC Bulletin Board ® or in the Pink Sheets ® (a quotation medium operated by Pink Sheets LLC). This would impair the liquidity of our common stock not only in the number of shares that could be bought and sold at a given price, which might be depressed by the relative illiquidity, but also through delays in the timing of transactions and reduction in media coverage.

If we are delisted from the NYSE American, your ability to sell your shares of our common stock may be limited by the penny stock restrictions, which could further limit the marketability of your shares.

If our common stock is delisted from the NYSE American, it could come within the definition of a “penny stock” as defined in the Exchange Act and could be covered by Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

If our common stock is not listed on a national securities exchange, compliance with applicable state securities laws may be required for certain offers, transfers and sales of the shares of our common stock.

Because our common stock is listed on the NYSE American, we are not required to register or qualify in any state the offer, transfer or sale of the common stock. If our common stock is delisted from the NYSE American and is not eligible to be listed on another national securities exchange, sales of stock pursuant to the exercise of warrants and transfers of the shares of our common stock sold by us in private placements to U.S. holders may not be exempt from state securities laws. In such event, it will be the responsibility of us in the case of warrant exercises or the holder of privately placed shares to register or qualify the shares for any offer, transfer or sale in the United States or to determine that any such offer, transfer or sale is exempt under applicable state securities laws.

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If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by industry and financial analysts is currently limited. Even if our analyst coverage increases, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

As of April 15, 2026, our directors, executive officers and principal stockholders (those beneficially owning in excess of 5%), and their respective affiliates, beneficially own approximately 61% of our outstanding shares of common stock. A substantial portion of this ownership is concentrated in and effectively controlled by Heng Fai Chan, whose influence over these holdings gives him significant, and potentially decisive, control over matters requiring stockholder approval. As a result, Mr. Chan may be able to determine or strongly influence the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. As such, this concentration of ownership and control may limit the ability of other stockholders to influence the management and affairs of our company. Accordingly, this concentration of ownership and control might harm the market price of our common stock by: delaying, deferring or preventing a change in corporate control; impeding a merger, consolidation, takeover or other business combination involving us; or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Additional financing or future equity issuances may result in future dilution to our shareholders.

We expect that we will need to raise additional funds in the future to finance our internal growth, our merger and acquisition plans, investment activities, continued research and product development, and for other reasons. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and the newly issued securities may have rights senior to those of the holders of our common stock. The price per share at which we sell additional securities in future transactions may be higher or lower than the price per share in this offering. Alternatively, if we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to fund additional interest expense. If adequate additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully execute our business plan.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $7,050,000 (assuming the sale of all the shares offered hereby at the assumed public offering price of $0.96 per share, which represents the closing sale price of our Common Stock on the NYSE American on April 15, 2026, and assuming no issuance of Pre-Funded Warrants), after deducting cash expenses relating to this offering payable by us estimated at $950,000, including Placement Agent fees of $640,000 and offering expenses of $310,000. The following presents our use of proceeds if 100%, 75%, 50% or 25% of the shares are sold.

	100% of Shares Sold	% of Total	75% of Shares Sold	% of Total	50% of Shares Sold	% of Total	25% of Shares Sold	% of Total
Gross Proceeds from Offering	$8,000,000	100%	$6,000,000	100%	$4,000,000	100%	$2,000,000	100%

Use of Proceeds
Placement Agent Fees and Expenses	$640,000	8%	$480,000	8%	$320,000	8%	$160,000	8%
Offering Expenses	$310,000	4%	$310,000	5%	$310,000	8%	$310,000	16%
Working Capital and General Corporate Purposes	$7,050,000	88%	$5,210,000	87%	$3,370,000	84%	$1,530,000	77%
Total Use of Proceeds	$8,000,000	100%	$6,000,000	100%	$4,000,000	100%	$2,000,000	100%

We intend to use the net proceeds from the offering for working capital and general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, potential acquisitions of or investments in businesses, products and technologies that complement our business. The remaining net proceeds will be used for general working capital purposes.

Notwithstanding the foregoing, we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus.

Our management will have broad discretion as to the allocation of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering.

Each $0.10 increase (decrease) in the assumed public offering price of $0.96 per share would increase (decrease) the net proceeds to us from this offering by approximately $0.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated Placement Agent commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $0.9 million, assuming the assumed public offering price remains the same, and after deducting the estimated Placement Agent commissions and estimated offering expenses payable by us. We do not expect that a change in the public offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.

As of the date of this prospectus, we cannot specify with certainty the specific allocations or all of the particular uses of the net proceeds to be received upon the consummation of this offering. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions, which could change in the future as our plans and business conditions evolve. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application and specific allocations of the net proceeds from this offering. Pending the uses described above, we intend to invest the net proceeds from this offering in short- and intermediate-term interest-bearing obligations, investment-grade instruments, or other securities.

DIVIDEND POLICY

We have never paid cash dividends, and we do not anticipate paying a cash dividend in 2026. We anticipate that we will retain any earnings and other cash resources for investment in our business. The payment of dividends, whether in cash or in non-cash form, on our common stock is subject to the discretion of our board of directors and will depend on our operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that our board of directors deems relevant.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis; and

●	on an as adjusted basis, giving effect to the sale by us of 8,333,333 shares of common stock (assuming no exercise of the Pre-funded Warrants) in this offering at an assumed public offering price of $0.96 per share, after Placement Agent fees and commissions and other estimated offering expenses payable by us.

●

At December 31, 2025, the Company had 9,092,518 shares of common stock outstanding. Subsequent to year end, the Company issued 900,000 shares on February 4, 2026, and an additional 50,000 shares on March 19, 2026, in relation to the Form 425(b) filed on February 4, 2026, increasing total common shares outstanding to 10,042,518.

You should read this information together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated by reference in this prospectus, and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of December 31, 2025
	Actual	As Adjusted
	(unaudited)	(unaudited)

Cash	$6,214,000	$13,254,000
Long-term debt, net	$5,727,000	$5,727,000
Stockholders’ equity:
Preferred stock, $.02 par value; 47,000 shares authorized, issued and outstanding	-
Common stock, $0.02 par value; 200,000,000 shares authorized, 9,092,518 shares issued and outstanding as of December 31, 2025 (actual); 18,375,851 shares issued and outstanding (as adjusted).	182,000	349,000
Additional paid-in capital	325,987,000	332,860,000
Non-controlling interest in subsidiary	9,547,000	9,547,000
Accumulated deficit	(327,001,000)	(327,001,000)
Total shareholders’ equity	8,715,000	15,755,000
Total capitalization	$2,988,000	$10,028,000

The number of shares of our common stock to be outstanding upon completion of this offering is based on 10,042,518 shares of our common stock outstanding as of April 15, 2026, and excludes:

●	595,349 shares of common stock issuable if conversion feature associated with convertible promissory note with Alset, Inc is exercised at an exercise price of $0.86 per share;

●	3,310,811 shares of common stock issuable if conversion feature associated with convertible promissory note with Alset International Limited is exercised at an exercise price of $0.74 per share;

●

16,554,055 shares of common stock issuable upon exercise of warrants issued in connection with the convertible promissory note with Alset International Limited at an exercise price of $0.93 per share; and

●	673,436 shares of common stock reserved and available for issuance under our equity compensation plans.

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DILUTION

Purchasers of our securities in this offering will experience immediate dilution to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of common stock immediately after this offering (excluding the shares of common stock issuable upon exercise of the Pre-Funded Warrants being offered in this offering and the payment of the exercise price therefor).

Our net tangible book value as of December 31, 2025, was approximately ($10.1) million, or approximately ($1.11) per share of common stock. Net tangible book value per share is determined by dividing the net of total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding as of December 31, 2025.

After giving effect to the sale by us of 8,333,333 shares of common stock (assuming no Pre-Funded Warrants are sold) at the offering price of $0.96 per share of common stock and after deducting placement agent fees and commissions and estimated offering expenses, our as adjusted net tangible book value as of December 31, 2025, would have been approximately ($3.0) million, or ($0.17) per share of common stock. This represents an immediate increase in the net tangible book value of $0.94 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.13 per share of common stock issued to the investors participating in this offering.

If holders of Pre-Funded Warrants exercise the Pre-Funded Warrants in full, the as adjusted net tangible book value per share of common stock after giving effect to this would be $0.00001 per share, and the dilution in net tangible book value per share to investors purchasing common stock in this offering would be $0.17 per share.

The following table illustrates this per share dilution, to purchase additional shares of common stock and no Pre-Funded Warrants were sold:

Public offering price per share of common stock	$0.96
Net tangible book value per share as of December 31, 2025	$(1.11)
Increase in net tangible book value per share attributable to this offering	$0.93
As adjusted net tangible book value per share as of December 31, 2025, after giving effect to this offering	$(0.17)
Dilution per share to investors participating in this offering	$(1.13)

To the extent that outstanding options or warrants are exercised, or we issue new options under our equity incentive plans, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that the additional capital is raised through the sale of common stock or securities convertible or exchangeable into common stock, such issuance could result in further dilution to our stockholders.

The above table excludes, as of December 31, 2025:

●	595,349 shares of common stock issuable if conversion feature associated with convertible promissory note with Alset, Inc is exercised at an exercise price of $0.86 per share;

●	3,310,811 shares of common stock issuable if conversion feature associated with convertible promissory note with Alset International Limited is exercised at an exercise price of $0.74 per share;

●

16,554,055 shares of common stock issuable upon exercise of warrants issued in connection with the convertible promissory note with Alset International Limited at an exercise price of $0.93 per share; and

●	673,436 shares of common stock reserved and available for issuance under our equity compensation plans.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the NYSE American LLC stock exchange and trades under the symbol “DSS.”

As of April 15, 2026, we had approximately 311 holders of record of our common stock. A substantially greater number of holders of our common stock are “street name,” or beneficial, holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

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PRINCIPAL STOCKHOLDERS

The following table sets forth beneficial ownership of Common Stock as of March 31, 2026, by each person known by the Company to beneficially own more than 5% of the Common Stock, each director and each of the executive officers named in the Summary Compensation Table (see “Executive Compensation” above), and by all of the Company’s directors and executive officers as a group. Each person has sole voting and dispositive power over the shares listed opposite his name except as indicated in the footnotes to the table and each person’s address is c/o DSS, Inc., 275 Wiregrass Parkway, West Henrietta, New York 14586.

For purposes of this table, beneficial ownership is determined in accordance with the Securities and Exchange Commission rules, and includes investment power with respect to shares owned and shares issuable pursuant to warrants for December 31, 2025.

The percentages of shares beneficially owned are based on 10,042,518 shares of our Common Stock issued and outstanding as of April 15, 2026, and is calculated by dividing the number of shares that person beneficially owns by the sum of (a) the total number of shares outstanding on April 15, 2026, plus (b) the number of shares such person has the right to acquire within 60 days of April 15, 2026.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Share Beneficially Owned
Heng Fai Ambrose Chan (1)	6,148,000	61.2%
José Escudero	51	*
Wai Leung William Wu	-	*
Jason Grady	125	*
Todd D. Macko	83	*
Tung Moe Chan	-	*
Frankie Wong	-	*
Joanne Wong	-	*
All officers and directors as a group (8 persons)	6,148,259	61.2%

5% Shareholders
Alset International Limited (1)	1,068,309	10.6%
Alset, Inc. (1)	2,581,268	25.7%

* Less than 1%

(1)	Heng Fai Chan is the founder, Chairman, and Chief Executive Officer of Alset Inc. and is its largest individual stockholder. Alset International Limited is a majority-owned subsidiary of Alset Inc. By virtue of these relationships, shares of Common Stock held by Alset Inc. and Alset International Limited are attributed to Heng Fai Chan for purposes of this table. The beneficial ownership of Heng Fai Chan includes 6,148,664 shares of common stock in the aggregate, consisting of (a) 1,002,978 shares of common stock held by Heng Fai Holdings Limited, an entity controlled by Heng Fai Chan; (b) 1,184,475 shares of common stock held by Heng Fai Chan directly; (c) 311,634 shares of common stock held by Global Biomedical Pte. Ltd.; (d) 1,068,309 shares of common stock held by Alset International Limited; and (e) 2,581,268 shares of common stock held by Alset Inc.

16

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.02 par value per share, of which 10,042,518 were issued and outstanding as of April 15, 2026.

The following description of our common stock summarizes the material terms and provisions of the common stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock, please refer to our certificate of incorporation, as amended, (the “Certificate of Incorporation”) which may be further amended from time to time, and our fifth amended and restated by-laws, as further amended from time to time (the “By-laws”). The New York Business Corporation Law (“NYBCL”) may also affect the terms of these securities.

Holders of our common stock: (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Company’s board of directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of common stock, on all matters which stockholders may vote on at all meetings of stockholders; and (v) the holders of common stock have no conversion, preemptive or other subscription rights. There is no cumulative voting for the election of directors. Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, By-laws and the NYBCL

Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder’s becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested stockholder’s becoming such. Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation’s outstanding voting stock. In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than: (i) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share that is paid by the interested stockholder and that meets certain other requirements.

A corporation may opt out of the interested stockholder provisions described in the preceding paragraph by expressly electing not to be governed by such provisions in its by-laws, which must be approved by the affirmative vote of a majority of votes of the outstanding voting stock of such corporation and is subject to further conditions. However, our By-laws do not contain any provisions electing not to be governed by Section 912 NYBCL. Under our By-laws, any corporate action to be taken by vote of the shareholders, shall be authorized by a majority of votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share of common stock equal to $0.00001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The Pre-Funded Warrants will be issued in certificated form.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

17

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants.

Rather, at our election, the number of shares of common stock to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Pre-Funded Warrants. We do not intend to list the Pre-Funded Warrants on any securities exchange or other trading market. We do not expect an active trading market to develop for the Pre-Funded Warrants. Without an active trading market, the liquidity of these securities will be limited. The shares of common stock issuable upon exercise of the Pre-Funded Warrants are currently traded on NYSE American LLC.

Right as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on our shares of common stock.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Equiniti Trust Company, LLC.

Listing

Our Common Stock is listed on the NYSE American under the ticker symbols “DSS.”

18

PLAN OF DISTRIBUTION

Aegis Capital Corp., or Aegis, has agreed to act as our sole placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement, dated [●], 2026 between Aegis and us. Aegis is not purchasing or selling any securities offered by this prospectus, nor is the placement agent required to arrange the purchase or sale of any specific number or dollar amount of the securities offered. The placement agent has agreed to use reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we may not sell the entire amount of the securities offered pursuant to this prospectus. The placement agent may engage one or more sub-agents or selected dealers in connection with this offering.

In connection with the offering, we entered into a placement agency agreement with Aegis, which agreement includes representations and warranties by us. The public offering price of the securities in this offering has been determined based upon arm’s-length negotiations between the purchasers and us. Our obligation to issue and sell the securities to the investors is subject to the closing conditions set forth in the placement agent agreement, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from us or our counsel, which may be waived by the respective parties. All of the securities will be sold at the offering price specified in this prospectus and, we expect, at a single closing.

Commissions and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to seven percent (7.0%) of the gross proceeds in this offering. In addition, we have agreed to pay the placement agent a non-accountable expense allowance of one percent (1.0%) of the gross proceeds of the offering. We have also agreed to reimburse the Placement Agent for reasonable legal fees and disbursements incurred by the placement agent not to exceed an aggregate of $100,000. We estimate that the total expenses payable by us in connection with this offering, other than the placement agent fees referred to above, will be approximately $320,000.

Discretionary Accounts

Aegis has informed us that it does not expect to make sales to accounts over which it exercises discretionary authority in excess of five percent (5%) of the securities being offered in this offering.

Indemnification

We have agreed to indemnify Aegis, its affiliates, and each person controlling Aegis against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, our executive officers, directors, employees and holders of at least 10% of our Company’s Common Stock and securities exercisable for or convertible into its Common Stock outstanding immediately upon the closing of this offering, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock (“Lock-Up Securities”), whether currently owned or subsequently acquired, without the prior written consent of the placement agent, for a period of sixty (60) days after the closing date of the offering.

The placement agent, in its sole discretion, may release the Common Stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release Common Stock and other securities from lock-up agreements, the placement agent will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of Common Stock and other securities for which the release is being requested and market conditions at the time.

Company Standstill

We have agreed, for a period of sixty (60) days after the closing date of the offering (the “Standstill Period”), that without the prior written consent of Aegis, we will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of our Company or any securities convertible into or exercisable or exchangeable for equity of our Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any equity of our Company or any securities convertible into or exercisable or exchangeable for equity of our Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill Restrictions”). So long as none of such equity securities shall be saleable in the public market until the expiration of the Standstill Period, the following matters shall not be prohibited by the Standstill Restrictions: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; and (ii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of our Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the Standstill Period, and provided that any such issuance shall only be to a person or entity (or to the equityholders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of our Company and shall provide to our Company additional benefits in addition to the investment of funds, but shall not include a transaction in which our Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. In no event should any equity transaction during the Standstill Period result in the sale of equity at an offering price to the public less than that of this offering.

Right of First Refusal

If, for the period beginning on the Closing of the offering and ending twelve (12) months after the Closing date of the Offering, the Company (a) decides to finance or refinance any indebtedness, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. Notwithstanding the foregoing, the rights granted to Aegis under the engagement letter, dated March 28, 2026 (the “Engagement Letter”) shall not apply to any “Affiliate Financing” (as defined in the Engagement Letter), including any loans, advances, credit facilities, guarantees or other extensions of credit, or any equity investments or capital contributions, in each case provided by the Company or any of its direct or indirect affiliates, whether at the DSS, Inc. level or at any subsidiary or project-level entity, provided no investment bank performing such services is involved. Notwithstanding anything to the contrary herein or as set forth in the Engagement Letter, the Company shall be permitted, at its sole discretion, to pursue and obtain traditional financing from commercial banks or other institutional lenders without any obligation to Aegis or impact on the fees payable hereunder. Any Affiliate Financing shall not be deemed a financing transaction subject to the Engagement Letter and shall not give rise to any right of first refusal, fee, commission or other compensation payable to Aegis under the Engagement Letter. Additionally, the rights granted to Aegis under the Engagement Letter shall not apply to any (i) ordinary-course working-capital or revolving credit facilities, (ii) commercial real estate mortgages, (iii) equipment leases or equipment financing, (iv) project-level or subsidiary-level indebtedness, or (v) the financing or refinancing (including any amendment, extension, renewal, replacement or other modification) of any existing indebtedness of the Company or any of its subsidiaries or project-level entities, and no such transactions shall give rise to any right of first refusal, fee, commission or other compensation payable to Aegis under the Engagement Letter, provided no investment bank such services is involved. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement (each, a “Subsequent Transaction Agreement”) will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined herein, and the provisions of the Engagement Letter, including indemnification, that are appropriate to such a transaction. Notwithstanding the foregoing, the decision to accept the Company’s engagement under the Engagement Letter shall be made by Aegis or one of its affiliates, by a written notice to the Company, within ten (10) Business Days of the receipt of the Company’s notification of its financing needs, including a detailed term sheet. Aegis’s determination of whether in any case to exercise its right of first refusal will be strictly limited to the terms on such term sheet, and any waiver of such right of first refusal shall apply only to such specific terms. If Aegis waives its right of first refusal, any deviation from such terms (including without limitation after the launch of a subsequent transaction) shall void the waiver and require the Company to seek a new waiver from the right of first refusal terms set forth in the Engagement Letter.

19

Other Relationships

The placement agent is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The placement agent has in the past provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

In the ordinary course of its business activities, the placement agent and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligation or otherwise) publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Aegis recently served as the sole book-running manager for a firm commitment underwritten public offering of our common stock that closed on February 5, 2026. The offering consisted of 900,000 shares at a price of $1.00 per share, generating gross proceeds of approximately $1.0 million. In connection with that offering, Aegis Capital Corp. received customary underwriting discounts and commissions and reimbursement of certain expenses. The transaction was conducted under an effective shelf registration statement on Form S-3 (No. 333-281974) and included a 45-day overallotment option for an additional 135,000 shares.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our Common Stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of Common Stock by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement, or to contribute to payments that the placement agent may be required to make in respect of those liabilities.

Potential Conflicts of Interest

The placement agent and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own accounts and for the accounts of its customers and such investment and securities activities may involve securities and/or instruments of our Company. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent or by an affiliate. Other than this prospectus, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

Trading Market

Our Common Stock is listed on the NYSE American LLC under the symbol “DSS.” We do not intend to apply for listing of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system.

20

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Placement Agent by Kaufman & Canoles, P.C., Richmond, Virginia.

EXPERTS

The consolidated financial statements of DSS, Inc., and Subsidiaries as of and for the years ended December 31, 2025 and 2024, incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and December 31, 2024, have been audited by HTL International, LLC, an independent registered public accounting firm and Grassi & Co., CPAs, P.C., an independent registered public accounting firm, respectively, as stated in its reports incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing.

21

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the Company, please contact Jason Grady at 585-325-3610.

Our Internet address is www.dssworld.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025; our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 14, 2025; and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 14, 2025;

●	our Current Reports on Form 8-K filed with the SEC on February 5, 2026 and March 31, 2026; and

●	the description of our common stock, which is registered under Section 12 of the Exchange Act, contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Jason Grady

DSS, Inc.

275 Wiregrass Pkwy, Henrietta, New York 14586

Tel: +1-585-325-3610

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

22

DSS, INC.

$8,000,000

Up to 8,333,333 Shares of Common Stock

Up to 8,333,333 Pre-Funded Warrants

Up to 8,333,333 Shares of Common Stock Underlying the Pre-Funded Warrants

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all the amounts shown are estimates.

Item	Amount to be paid
SEC registration fee	$1,104.80
FINRA filing fee	1,700.00
Legal fees and expenses	200,000.00
Accounting fees and expenses	20,000.00
Transfer agent’s fees and expenses	5,000.00
Miscellaneous fees and expenses	20,000
Total	$247,804.80

Item 14. Indemnification of Directors and Officers

Under the provisions of the certificate of incorporation and by-laws of the registrant, as amended, as of the date of this Registration Statement, each person who is or was a director, officer or employee of registrant shall be indemnified by the registrant to the full extent permitted or authorized by the Business Corporation Law of the State of New York, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition.

Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the registrant, such person shall be indemnified against expenses (including attorneys’ fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (a) expenses (including attorneys’ fees) and (b) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, had no reasonable cause to believe such person’s conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorney’s fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant.

Item 15. Recent Sales of Unregistered Securities

Information regarding any equity securities we have sold during the period covered by this Report that were not registered under the Securities Act of 1933, as amended, and was not included in a quarterly report on Form 10-Q or in a current report on Form 8-K, is set forth below. Each such transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated by the SEC, unless otherwise noted. Unless stated otherwise: (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (iv) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; and, (v) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities.

Securities Purchase Agreement with Alset International Limited

On March 26, 2026, DSS, Inc. (the “Company”) entered into a securities purchase agreement (the “SPA”) with Alset International Limited (“Alset International Limited”), a majority-owned subsidiary of Alset Inc., pursuant to which Alset International Limited has agreed to loan the Company $2,450,000 in exchange for a convertible promissory note (the “Note”) and warrants to purchase 16,554,055 shares of the Company’s common stock (the “Warrants”).

The Note, SPA and Warrants are collectively referred to herein as the “Transaction Documents”.

The closing of the transactions contemplated by the Transaction Documents is subject to certain closing conditions, including approval of the Company’s stockholders.

The Note will bear a simple interest at a rate of 3% per annum. Pursuant to the terms of the Note, Alset International Limited may convert any outstanding principal and accrued interest into shares of the Company’s common stock at a conversion price of $0.74 per share at any time prior to the maturity date, which is five (5) years from the date of issuance.

The Warrants entitle Alset International Limited to purchase up to 16,554,055 shares of the Company’s common stock at an exercise price of $0.93. The Warrants expire on their fifth anniversary.

II-1

Item 16. Exhibits and financial statement schedules

(a)	Exhibits

Exhibit	Description
1.1	Form of Placement Agency Agreement**
3.1	Certificate of Incorporation of Document Security Systems, Inc., as amended (incorporated by reference to exhibit 3.1 to Form 8-K dated August 25, 2016).
3.2	Fourth Amended and Restated By-laws of Document Security Systems, Inc. (incorporated by reference to exhibit 3.1 to Form 8-K dated June 22, 2018).
3.3	Certificate of Amendment of Certificate of Incorporation of Document Security Systems, Inc. (incorporated by reference to exhibit 3.1 to Form 8-K dated August 27, 2020).
3.4	Certificate of Correction to the Certificate of Amendment of Certificate of Incorporation of Document Security Systems, Inc. (incorporated by reference to exhibit 3.1 to Form 8-K dated November 6, 2020).
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to exhibit 3.1 to Form 8-K filed January 8, 2024).
4.1	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934**
4.2	Form of Pre-Funded Warrant**
5.1	Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Document Security Systems, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Annex H to Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 originally filed with the SEC on November 26, 2012).
10.2	Investment Agreement dated as of February 13, 2014 by and among DSS Technology Management, Inc., Document Security Systems, Inc., Fortress Credit Co LLC and the Investors named therein (incorporated by reference to exhibit 10.1 to Form 8-K dated February 18, 2014).
10.3	Form of Securities Purchase Agreement for September 2015 Financing (incorporated by reference to exhibit 10.1 to Form 8-K dated September 17, 2015).
10.4	Form of Common Stock Purchase Warrant for September 2015 Financing (incorporated by reference to exhibit 10.2 to Form 8-K dated September 17, 2015).
10.5	Form of amended Securities Purchase Agreement for September 2015 Financing (incorporated by reference to exhibit 10.1 to Form 8-K dated October 2, 2015).
10.6	Form of amended Securities Purchase Agreement (incorporated by reference to exhibit 10.1 to Form 8-K dated November 30, 2015).
10.7	Proceeds Investment Agreement between Document Security Systems, Inc. and Brickell Key Investments LP dated November 14, 2016 (incorporated by reference to exhibit 10.30 to Form 10-K dated March 28, 2017).
10.8	Common Stock Purchase Warrant between Document Security Systems, Inc. and Brickell Key Investments LP dated November 14, 2016 (incorporated by reference to exhibit 10.31 to Form 10-K dated March 28, 2017).
10.9	First Amendment to Investment Agreement and Certain Other Documents between DSS Technology Management, Inc., Document Security Systems, Inc., Fortress Credit Co LLC and Investors dated December 2, 2016 (incorporated by reference to exhibit 10.32 to Form 10-K dated March 28, 2017).
10.10	Form of Common Stock Purchase Warrant (incorporated by reference to exhibit 4.1 to Form 8-K dated September 6, 2017).
10.11	Form of Securities Purchase Agreement (incorporated by reference to exhibit 10.1 to Form 8-K dated September 6, 2017).

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10.12	Securities Exchange Agreement, dated September 12, 2017, between Document Security Systems, Inc. and Hengfai Business Development Pte. Ltd. (incorporated by reference to exhibit 10.1 to Form 8-K dated September 15, 2017).
10.13	2021 Employment Agreement entered by and between the Company and Frank Heuszel on November 13, 2020 (incorporated by reference to exhibit 10.1 to Form 8-K dated November 19, 2020).
10.14	2020 Amendment entered by and between the Company and Frank Heuszel on November 13, 2020**
10.15	Executive Employment Agreement with Mr. Jason Grady (incorporated by reference to exhibit 10.2 to Form 10-Q dated November 13, 2019).
10.16	Executive Employment Agreement with Mr. Heng Fai Ambrose Chan (incorporated by reference to exhibit 10.3 to Form 10-Q dated November 13, 2019).
10.17	2020 Amendment entered by and among the Company, DSS Cyber Security Pte. Ltd. and Heng Fai Chan on November 19, 2020 (incorporated by reference to exhibit 10.1 to Form 8-K dated November 25, 2020).
10.18	2020 Employee, Director and Consultant Equity Incentive Plan**
10.19	Term Sheet dated March 3, 2020 (incorporated by reference to exhibit 10.1 to Form 8-K dated March 6, 2020).
10.20	Promissory Note dated March 3, 2020 (incorporated by reference to exhibit 10.2 to Form 8-K dated March 6, 2020).
10.21	Form of Warrant (incorporated by reference to exhibit 10.3 to Form 8-K dated March 6, 2020).
10.22	Stockholder Agreement (incorporated by reference to exhibit 10.4 to Form 8-K dated March 6, 2020).
10.24	Share Exchange Agreement dated as of April 27, 2020 (incorporated by reference to exhibit 10.1 to Form 8-K dated May 1, 2020.
10.25	Underwriting Agreement, dated June 16, 2020, by and between Document Security Systems, Inc. and Aegis Capital Corp. (incorporated by reference to exhibit 1.1 to Form 8-K dated June 19, 2020).
10.26	Underwriting Agreement, dated July 1, 2020, by and between Document Security Systems, Inc. and Aegis Capital Corp. (incorporated by reference to exhibit 1.1 to Form 8-K dated July 7, 2020).
10.27	Underwriting Agreement, dated July 28, 2020, by and between Document Security Systems, Inc. and Aegis Capital Corp. (incorporated by reference to exhibit 1.1 to Form 8-K dated July 31, 2020).
10.28	Securities Purchase Agreement, by and among, Sharing Services Global Corporation, and Decentralized Sharing Systems, Inc., dated April 5, 2021 (incorporated by reference to exhibit 1.1 to Form 8-K, filed with the Commission on April 9, 2021
10.29	Convertible Promissory Note, dated April 5, 2021 (incorporated by reference to exhibit 1.2 to Form 8-K filed with Commission on April 9, 2021)
10.30	Stock Purchase Agreement between Proof Authentication Corporation and Document Security Systems, Inc. dated May 7, 2021 Relating to the Purchase and Sale of 100% of the Shares of DSS Digital Inc. (incorporated by reference to Exhibit 1.1 to Form 8-K filed with the Commission on May 11, 2021)
10.31	Underwriting Agreement between Document Security Systems, Inc. and Aegis Capital Corp. (incorporated by reference to Form 8-K filed with the Commission on June 17, 2021)

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10.32	Subscription Agreement by and among DSS, Inc. and Alset EHome International, Inc., dated September 3, 2021 (incorporated by reference to Exhibit 1.1 to Form 8-K filed with the Commission on September 10, 2021)
10.33	Stock Purchase And Share Subscription Agreement between Decentralized Sharing Systems, Inc., and DSS, Inc. relating to the purchase of Sharing Services Global Corporation shares (incorporated by reference to exhibits 10.1 and 10.2 of the Form 8-K filed with the Commission on December 29, 2021)
10.34	Stock Purchase Agreement dated as of January 18, 2022, by and between DSS, Inc. and Alset EHome International, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Commission on January 19, 2022)
10.35	Stock Purchase Agreement dated as of January 25, 2022, by and between DSS, Inc. and Alset EHome International, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Commission on January 19, 2022)
10.36	Assignment and Assumption Agreement dated as of February 25, 2022, by and between DSS, Inc. and Alset International Limited (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Commission on February 25, 2022)
10.37	Convertible Promissory Note Agreement, as between the Alset International Limited and American Medical REIT Inc. (incorporated by reference to Exhibit 10.2 to Form 8-K filed with the Commission on February 25, 2022)
10.38	Amendment to Stock Purchase Agreement, between DSS, Inc. and Alset EHome International Inc., dated February 28, 2022 (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Commission on March 1, 2022)
10.39	True Partner Stock Purchase Agreement, between DSS, Inc. and Alset EHome International Inc., dated February 28, 2022 (incorporated by reference to Exhibit 10.2 to Form 8-K filed with the Commission on March 1, 2022)
10.40	True Partner Termination Agreement, between DSS, Inc. and Alset EHome International Inc., dated as of February 28, 2022 (incorporated by reference to Exhibit 10.3 to Form 8-K filed with the Commission on March 1, 2022)
10.41	DSS Termination Agreement, between DSS, Inc. and Alset EHome International Inc., dated February 28, 2022 (incorporated by reference to Exhibit 10.4 to Form 8-K filed with the Commission on March 1, 2022)
10.42	Certificate of Amendment of Certificate of Incorporation of DSS, Inc., dated June 2, 2022 (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the Commission on June 3, 2022)
10.43	Amendment No. 1 to Fifth Amended and Restated By-laws of DSS, Inc., dated June 2, 2022 (incorporated by reference to Exhibit 3.2 to Form 8-K filed with the Commission on June 3, 2022)
10.44	Assignment and Assumption Agreement, by and between Alset International Limited and DSS, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the Commission on July 15, 2022)
10.45	Convertible Promissory Note as between the Alset International Limited and American Medical REIT Inc. (incorporated by reference to Exhibit 10.2 to Form 8-K filed with the Commission on July 15, 2022)

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10.46	Amendment No.1 to Assignment and Assumption Agreement as between DSS, Inc. and Alset International Limited (incorporated by reference to Exhibit 10.3 to Form 8-K filed with the Commission on July 15, 2022)
10.47	Letter Agreement dated April 17, 2023, by and between Sharing Services Global Corporation and Decentralized Sharing Systems, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 18, 2023.)
10.48	Letter agreement between Frank D. Heuszel and DSS, Inc. executed December 12, 2023 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on December 18, 2023.)
10.49	Letter agreement between Jason Grady and DSS, Inc. executed December 15, 2023 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on December 18, 2023.)
10.50	Letter agreement between Todd Mack and DSS, Inc. executed December 15, 2023 (incorporated by reference to Exhibit 10.3 to Form 8-K filed on December 18, 2023.)
10.51	Amendment to Promissory Note effective January 18, 2024 between DSS, Inc. and Impact BioMedical, Inc. (incorporated by reference to Exhibit 10.1 to Form 8-K filed on January 22, 2024).
10.53	Clawback Policy**
21.1	Subsidiaries of Document Security Systems, Inc.**
23.1	Consent of Grassi & Co., CPAs, P.C.
23.2	Consent of HTL International, LLC
107	Filing Fee Table**

*	To be filed by amendment
**	Filed herewith

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on April 17, 2026.

DSS, INC.

By:	/s/ Jason Grady
Jason Grady
Interim Chief Executive Officer (Principal Executive Officer)

By:	/s/ Todd D Macko
Todd D. Macko
Chief Financial Officer (Principal Financing and Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

April 17, 2026	By:	/s/ Todd D. Macko
Todd D. Macko
Chief Financial Officer (Principal Financial and Accounting Officer)

April 17, 2026	By:	/s/ Jason Grady
Jason Grady Interim Chief Executive Officer

April 17, 2026	By:	/s/ Heng Fai Ambrose Chan
Heng Fai Ambrose Chan Chairman of the Board and CEO of DSS International, Inc.

April 17, 2026	By:	/s/ Hiu Pan Joanne Wong
Hiu Pan Joanne Wong Director

April 17, 2026	By:	/s/ José Escudero
José Escudero Director

April 17, 2026	By:	/s/ Shui Yeung Frankie Wong
Shui Yeung Frankie Wong Director

April 17, 2026	By:	/s/ Tung Moe Chan
Tung Moe Chan
Director

April 17, 2026	By:	/s/ Lim Sheng Hon Danny
Lim Sheng Hon Danny
Director

April 17, 2026	By:	/s/ Wai Leung William Wu
William Wu Director

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